Exhibit 10.11

FORTUNE BRANDS HOME & SECURITY, INC.

2011 LONG-TERM INCENTIVE PLAN

Form of Option Award Notice -February 21, 2012 (the “Notice”)

You have been awarded an option to purchase shares of Common Stock of Fortune Brands Home & Security, Inc. (the “Company”), pursuant to the terms and conditions of the Fortune Brands Home & Security, Inc. 2011 Long-Term Incentive Plan (the “Plan”) and the Stock Option Agreement (together with this Notice, the “Agreement”). Copies of the Plan and the Performance Share Award Agreement are available on the Morgan Stanley Smith Barney Benefit Access® website (www.benefitaccess.com). Capitalized terms not defined in this Notice have the meanings specified in the Plan or the Agreement.

Option:	You have been awarded a Nonqualified Stock Option to purchase from the Company [XX] shares of its Common Stock, par value $0.01 per share, per share, subject to adjustment as provided in Section 3.4 of the Agreement.

Award Date:	February 21, 2012

Exercise Price:	$19.46 per share, subject to adjustment as provided in Section 3.4 of the Agreement.

Vesting Schedule:	Except as otherwise provided in and subject to the Plan, the Agreement or any other agreement between the Company and Optionee, the Option will vest in the following increments on the following dates:

One-third of the Option February 21, 2013
One-third of the Option February 21, 2014
One-third of the Option February 21, 2015

Expiration Date:	Except to the extent earlier terminated or exercised pursuant to the terms of the Agreement or the Plan, the Option will terminate at 3:00 p.m., Eastern time, on the tenth anniversary of the Award Date.

FORTUNE BRANDS HOME & SECURITY, INC.

2011 LONG-TERM INCENTIVE PLAN

Form of February 21, 2012 Stock Option Agreement (the “Agreement”)

Fortune Brands Home & Security, Inc., a Delaware corporation (“Company”), grants to the individual (“Optionee”) named in the attached award notice (“Award Notice”) an option to purchase shares of Common Stock from the Company subject to the terms and conditions of the Fortune Brands Home & Security, Inc. 2011 Long-Term Incentive Plan (“Plan”) and the Award Notice. The date of grant (“Award Date”), the number and class of shares of Common Stock subject to the Option and the purchase price per share (“Exercise Price”) are set forth in the Award Notice (“Option”). Capitalized terms not defined in this Agreement have the meanings specified in the Plan.

1. Option Subject to Acceptance of Agreement. The Option will be null and void unless Optionee accepts this Agreement in a timely manner through the electronic, on-line grant acceptance process prescribed by the Company.

2. Time and Manner of Exercise of Option.

2.1. Maximum Term of Option. Except as specifically provided in Section 2.2(a) below, the Option may not be exercised, in whole or in part, after the expiration date set forth in the Award Notice (the “Expiration Date”).

2.2. Vesting and Exercise of Option. The Option will vest and become exercisable in accordance with the vesting schedule set forth in the Award Notice (the “Vesting Schedule”). If Optionee’s employment terminates before the Option is fully vested, the Option will vest and be exercisable as follows:

(a) Termination as a Result of Optionee’s Death. If Optionee’s employment with the Company terminates by reason of Optionee’s death, then the Option will immediately become fully exercisable and will continue to be exercisable by Optionee’s beneficiary, executor, administrator or legal representative through the earlier of: (i) the date which is three (3) years after the date of Optionee’s death, and (ii) the Expiration Date; provided, however, that the Option will continue to be exercisable for at least one (1) year following the date of Optionee’s death, even if this one-year period extends beyond the Expiration Date.

(b) Termination as a Result of Disability. If Optionee’s employment with the Company terminates by reason of Optionee’s Disability (as defined below), then, provided that Optionee has been continuously employed with the Company for at least one (1) year following the Award Date and prior to the date of Disability, Optionee will be treated as continuing employment with the Company during the Disability for purposes of determining the vesting and exercisability of the Option, and the Option will continue to vest in accordance with the Vesting Schedule and be exercisable by Optionee or Optionee’s legal representative or guardian through the Expiration Date. For purposes of this Option, “Disability” means Optionee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months, within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

(c) Termination as a Result of Retirement. Notwithstanding the provisions of Section 3.6 below, if Optionee’s employment with the Company terminates by reason of Optionee’s Retirement (as defined below), the Option, shall become fully vested and exercisable on the effective date of Optionee’s Retirement and shall remain exercisable through the Expiration Date, provided that, as of the date of Optionee’s Retirement, Optionee has been continuously employed with the Company for at least one (1) year following the Award Date. For purposes of this Option, “Retirement” means Optionee’s termination of employment (other than for Cause, as defined in subsection (e) below) on or after attaining age 55 and completing at least five (5) years of service with the Company or its predecessors and affiliates. In the event of a Change in Control as provided in Section 3.6 below, Optionee shall be eligible for the treatment described in this Section 2.2(c) if Optionee terminates employment after qualifying for Retirement, even if Optionee does not have Good Reason (as described below).

(d) Termination Other than for Cause, Death, Disability or Retirement. If Optionee’s employment with the Company terminates for any reason other than for Cause (as defined below), death, Disability or Retirement, the Option, to the extent vested on the effective date of such termination of employment, may be exercised by Optionee through the earlier to occur of (i) the date which is three (3) months after the date of such termination of employment and (ii) the Expiration Date. The Option, to the extent not vested on the effective date of such termination of employment, will not become exercisable and will be cancelled as of Optionee’s termination date.

(e) Termination by Company for Cause. For purposes of this Option, “Cause” has the same meaning as set forth in any employment or other written agreement between Optionee and the Company regarding benefits upon termination of employment (“Termination Agreement”), provided that if Optionee is not a party to a Termination Agreement that contains such definition, then Cause shall have the same meaning provided for such term under the severance plan sponsored by Optionee’s employer and under which Optionee is eligible to participate. If the Company terminates Optionee’s employment for Cause, then the Option, whether or not vested, will terminate immediately upon such termination of employment.

(f) Transfer of Employment; Leave of Absence. For the purposes of this Agreement, (i) a transfer of Optionee’s employment from the Company to a subsidiary or vice versa, or from one subsidiary to another, without an intervening period, shall not be deemed a termination of employment; and (ii) if Optionee is granted in writing a leave of absence, Optionee shall be deemed to have remained in the employ of the Company or a subsidiary during such leave of absence.

2.3. Method of Exercise. Subject to this Agreement, the Option may be exercised (a) by specifying the number of whole shares of Common Stock to be purchased in the manner prescribed by the Company, accompanied by full payment (or by arranging for full payment to the Company’s satisfaction) either (i) in cash, (ii) by delivery to the Company (either actual delivery or by attestation procedures established by the Company) of shares of Common Stock having an aggregate Fair Market Value (as defined below), determined as of the date of exercise, equal to the aggregate purchase price payable pursuant to the Option, (iii) authorizing the Company to sell shares of Common Stock subject to the option exercise and withhold from the proceeds an amount equal to the option exercise price, or (iv) by a combination of (i), (ii) and (iii); and (b) by executing such documents as the Company may reasonably request. For this purpose, “Fair Market Value” as of any date means the value determined by reference to the closing price of a share of Common Stock as finally reported on the New York Stock Exchange for the trading day immediately preceding such date. Any fraction of a share of Common Stock which would be required to pay such purchase price will be disregarded and the remaining amount due will be paid in cash by Optionee. No Common Stock will be issued or delivered until the full purchase price and any related withholding taxes, as described in Section 3.3, have been paid.

2.4. Termination of Option. The Option will terminate on the Expiration Date except as otherwise provided in Section 2.2 or exercised pursuant to Section 2.3. Upon the termination of the Option, the Option will no longer be exercisable and will immediately become null and void.

3. Additional Terms and Conditions of Option.

3.1. Nontransferability of Option. The Option cannot be transferred by Optionee other than (a) by will or the laws of descent and distribution; or (b) pursuant to an approved domestic relations order approved in writing by the Secretary of the Compensation Committee of the Company’s Board of Directors (“Committee”) or the Secretary’s designee. Optionee must immediately notify the Company of any transfer and provide such information about the transferee as the Company may request. No transferee of an Option may make any subsequent transfer of the Option, and such transferee may exercise the Option in accordance with Section 2.3 (iii) only to the extent all transferees are permitted to exercise the Option in accordance with Section 2.3(iii). Except to the extent permitted by this Section 3.1, (x) the Option is exercisable only by Optionee or Optionee’s legal representative, guardian or similar person during Optionee’s lifetime; and (y) the Option may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Option, the Option will immediately become null and void.

3.2. Investment Representation. Optionee represents and covenants that (a) any shares of Common Stock purchased upon exercise of the Option will be purchased for investment and not with a view to the distribution of such shares within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) unless such purchase has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any such shares will be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and ( c) if requested by the Company, Optionee will submit a written statement, in a form satisfactory to the Company, that such representation (i) is true and correct as of the purchase date of any shares, or (ii) is true and correct as of the date any such shares are sold, as applicable. As a further condition to any exercise of the Option, Optionee agrees to comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and to execute any documents which the Board or the Committee in its sole discretion deems necessary or advisable.

3.3. Withholding Taxes.

(a) Upon exercise of the Option, Optionee will, at the Company’s request, pay to the Company in addition to the purchase price of the shares, such amount as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to such exercise of the Option. If Optionee fails to do so, the Company may, in its discretion, deduct any Required Tax Payments from any amount payable by the Company to Optionee. No shares of Common Stock will be issued or delivered until the Required Tax Payments have been paid in full.

(b) Optionee may pay the Required Tax Payments to the Company by any of the following means: (i) a cash payment; (ii) delivery (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments; (iii) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered to Optionee upon exercise of the Option having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments; or (iv) any combination of (i), (ii) and (iii). Shares of Common Stock to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments. Any fraction of a share of Common Stock which would be required to satisfy any such obligation will be disregarded and the remaining amount due will be paid in cash by Optionee.

3.4. Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to Optionees of Common Stock other than a regular cash dividend, the number and class of securities subject to the Option and the Exercise Price will be equitably adjusted by the Committee, such adjustment to be made in accordance with Section 409A of the Code. The decision of the Committee regarding any such adjustment is final, binding and conclusive.

3.5. Company Clawback Policy. Notwithstanding any provision of the Plan or this Agreement to the contrary, outstanding Options may be cancelled, and the Company may require the Optionee to return shares of Company common stock (or the value of such shares as of the date of exercise) received as a result of a prior Option exercise, and any other amount required by law to be returned in the event that such repayment is required in order to comply with the Company’s clawback policy as then in effect or any laws or regulations relating to restatements of the Company’s publicly-reported financial results.

3.6. Change in Control. In the event of a Change in Control, the Option will become subject to Section 5.8 of the Plan. In the event that the Option remains outstanding following such Change in Control and the Optionee’s employment is terminated either by the Company other than for Cause, or by Optionee for Good Reason (as defined below) on or after such Change in Control but before the Option is fully vested, the Option will become fully vested as of the date of Optionee’s termination of employment and will remain exercisable through the Expiration Date, subject to Section 5.8 of the Plan. For this purpose, “Good Reason” has the same meaning as set forth in any Termination Agreement between Optionee and the Company, provided that if Optionee is not a party to a Termination Agreement that contains such definition, then Good Reason shall include any of the reasons allowing Optionee to terminate employment and remain eligible for severance benefits under the severance plan sponsored by Optionee’s employer and under which Optionee is eligible to participate.

3.7. Divestiture. In the event that Optionee’s principal employer is a Subsidiary of the Company that ceases to be a Subsidiary of Company (a “Divestiture”), the Option will become fully vested as of the date of of the Divestiture and will remain exercisable through the Expiration Date, subject to Section 5.8 of the Plan.

3.8. Compliance with Applicable Law. The Option is subject to the condition that if the listing, registration or qualification of the shares subject to the Option upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the purchase or issuance of shares hereunder, the Option may not be exercised, in whole or in part, and such shares may not be issued, unless such listing, registration, qualification, consent, approval or other action has been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.

3.9. Issuance or Delivery of Shares. Upon the exercise of the Option, in whole or in part, the Company will issue or deliver, subject to the conditions of this Article 3, the number of shares of Common Stock purchased. Such issuance will be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. The Company will pay all original issue or transfer taxes and all fees and expenses related to such issuance, except as otherwise provided in Section 3.3.

3.10. Option Confers No Rights as Stockholder. Optionee will not be entitled to any privileges of ownership with respect to shares of Common Stock subject to the Option unless and until such shares are purchased and issued upon the exercise of the Option, in whole or in part, and Optionee becomes a stockholder of record with respect to such issued shares. Optionee will not be considered a stockholder of the Company with respect to any such shares that have not been purchased and issued.

3.11. Option Confers No Rights to Continued Employment. In no event will the granting of the Option or its acceptance by Optionee, or any provision of this Agreement or the Plan, give or be deemed to give Optionee any right to continued employment by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time.

4. Miscellaneous Provisions.

4.1. Decisions of Board or Committee. The Board or the Committee has the right to resolve all questions which may arise in connection with the Option or its exercise. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement is final, binding and conclusive.

4.2. Successors. This Agreement is binding upon and will inure to the benefit of any successor or successors of the Company and any person or persons who may, upon the death of Optionee, acquire any rights in accordance with this Agreement or the Plan.

4.3. Notices. All notices, requests or other communications provided for in this Agreement will be made, if to the Company, to Fortune Brands Home & Security, Inc., Attn. Secretary of the Compensation Committee of the Board of Directors, 520 Lake Cook Road, Deerfield, Illinois 60015, and if to Optionee, to the last known mailing address of Optionee contained in the records of the Company. All notices, requests or other communications provided for in this Agreement will be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication will be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the intended party if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it will be deemed to be received on the next succeeding business day of the Company.

4.4. Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement will not affect any other provisions and this Agreement will be construed in all respects as if such invalid or unenforceable provisions were omitted.

4.5. Governing Law. This Agreement, the Option and all determinations made and actions taken pursuant to this Agreement and the Option, to the extent not governed by the Code or the laws of the United States, are governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to principles of conflicts of laws.

4.6. Agreement Subject to the Plan. This Agreement is subject to, and will be interpreted in accordance with, the provisions of the Plan. Optionee acknowledges receipt of a copy of the Plan, and by accepting the Option in the manner specified by the Company, agrees to be bound by the terms and conditions of this Agreement, the Award Notice and the Plan.